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                                                                    Exhibit 23.2

                          Independent Auditors' Consent


The Board of Directors
The Dow Chemical Company:

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of The Dow Chemical Company on Form S-3 of our report dated January 22, 2001, except as to Note 17, which is as of February 6, 2001, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2002, relating to the consolidated statements of income, stockholders' equity and cash flows of Union Carbide Corporation and subsidiaries for the year ended December 31, 2000 (not presented separately therein), and to the reference to us under the heading "experts" in this Amendment No. 1 to the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut
August 11, 2003